UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C
INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. ___)

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Spartan Gold Ltd.
(Name of Registrant As Specified In Its Charter)

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Spartan Gold Ltd.
13951 N. Scottsdale Rd.
Suite 233
Scottsdale, Arizona 85254

INFORMATION STATEMENT

Dear Stockholder:

This Information Statement is furnished to holders of shares of common stock, $.001 par value (the “Common Stock”), of Spartan Gold Ltd. (the “Company”). We are sending you this Information Statement to inform you that on November 9, 2011, the Board of Directors of the Company unanimously adopted a resolution seeking stockholder approval to amend the Company's Articles of Incorporation to effect a reverse stock split of the Company's Common Stock. Thereafter, on November 10, 2011, pursuant to the By-Laws of the Company and applicable Nevada law, the stockholders of the Company holding over a majority of the total voting rights for all issued and outstanding shares of common stock of the Company,  adopted by way of written consent, a resolution to authorize the Board of Directors, in its sole discretion, to amend the Company’s Articles of Incorporation to effect a reverse split of the Company's Common Stock based upon a ratio of one-for-twenty shares as soon as is practical.

The Board of Directors believes that the proposed reverse stock split is beneficial to the Company because the Board believes, inter alia, that the reverse split will increase the per share market  price of  our common stock. There is, however, no assurance that the market price will increase, or that it will not return to its current levels after the Reverse Split.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY

The enclosed Information Statement is being furnished to you to inform you that the foregoing action has been approved by the holders of a majority of the outstanding shares of our Common Stock. The resolutions will not become effective before the date which is twenty days after this Information Statement was first mailed to stockholders. You are urged to read the Information Statement in its entirety for a description of the action taken by the Board of Directors and a majority of the stockholders of the Company.

This Information Statement is being mailed on or about [___________] to stockholders of record on November 9, 2011 (the “Record Date”).

 By Order of the Board of Directors:

November 16, 2011

/s/ Malcolm Stevens
Malcolm Stevens
Chief Executive Officer and Chairman of the Board

Spartan Gold Ltd.
13951 N. Scottsdale Rd.
Suite 233
Scottsdale, Arizona 85254

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

TO OUR STOCKHOLDERS:

The Company is distributing this Information Statement to its stockholders in full satisfaction of any notice requirements it may have under the Securities Act of 1934, as amended and applicable Nevada law. No additional action will be undertaken by the Company with respect to the receipt of written consents and no dissenters’ rights under Nevada statutes are afforded to the Company’s stockholders as a result of the adoption of these resolutions.

Expenses in connection with the distribution of this Information Statement will be paid by the Company.

 OUTSTANDING SHARES AND VOTING RIGHTS

As of the Record Date, the Company authorized capitalization consisted of 1,000,000,000 shares of common stock, par value $.001 (the “Common Stock”), of which 632,892,868 shares of Common Stock were issued and outstanding.  Holders of Common Stock have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock.

Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposal will not be adopted until a date at least twenty days after the date on which the Information Statement has been mailed to the stockholders.  The Company will ask brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the common stock of the Company held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

AMENDMENTS TO THE ARTICLES OF INCORPORATION

On November 9, 2011, the Board of Directors of the Company (the “Board of Directors”) and thereafter on November 10, 2011 the stockholders of the Company holding over a majority of the total voting rights for all outstanding and issued shares of common of the Company authorized, by way of written consents, the Board to amendment the Articles of Incorporation of the Company to effect, as soon as is practical,  a one for twenty reverse stock split, whereby, as of the Record Date, for every twenty shares of common stock of the Corporation then owned, each stockholder shall receive one share of common stock (the “Reverse Split”). All fractional shares shall be rounded up to nearest whole share.

THE REVERSE STOCK SPLIT OF COMMON STOCK

General

The Board of Directors and stockholders of the Company holding 69.06% of the total voting rights for all outstanding and issued shares of common stock of the Company have authorized the Board to file an amendment to the Articles of Incorporation to effect the Reverse Split of our common stock.

Background

As of the Record Date, the Company has 1,000,000,000 shares of common stock, par value $.001, of which 632,892,868 shares of common stock were outstanding.  The Board of Directors believes that the amount and price of the Common Stock are too low to attract investors to buy the stock.  In order to proportionally raise the per share price of the Common Stock by reducing the number of shares of the Common Stock outstanding, the Board of Directors believes that it is in the best interests of our stockholders to implement a reverse stock split.  In addition, the Board of Directors believes that the share price of the Common Stock is a factor in whether the Common Stock meets investing guidelines for certain institutional investors and investment funds.  Finally, the Board of Directors believes that the Company’s stockholders will benefit from relatively lower trading costs for a higher priced stock.  The combination of lower transaction costs and increased interest from institutional investors and investment funds may ultimately improve the trading liquidity of the Common Stock.  The Board of Directors is not implementing the Reverse Split in anticipation of any future transaction or series of transactions, including any “going private” transaction.

Material Effects of the Reverse Stock Split

The principal effect of the Reverse Split will be to reduce, after the effectiveness of the Reverse Split, the number of issued and outstanding shares of Common Stock from approximately 632,892,868 to approximately 31,644,643 shares of Common Stock.  In addition, the Reverse Split will increase the number of stockholders who own odd lots (less than 100 shares).  Stockholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.  The number of authorized shares of the Company's common stock and its par value will remain unchanged. Outstanding stock incentive awards will also be adjusted to give effect to the reverse split and the shares available for future grants will be proportionately reduced.

Effect on Fractional Stockholders

Stockholders will not receive fractional post-reverse stock split shares in connection with the Reverse Split and the Company will not be paying any cash to any stockholders for any fractional shares from the Reverse Split.  Instead, any resulting fractional shares shall be rounded up to the nearest whole number.

Effect on Registered and Beneficial Stockholders

Upon the Reverse Split, the Company intends to treat stockholders holding the Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names.  Banks, brokers or other nominees will be instructed to effect the Reverse Split for their beneficial holders holding the Common Stock in “street name.”  However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Split.  Stockholders who hold their shares with such a bank, broker or other nominee and who have any questions in this regard are encouraged to contact their nominees.

Effect on Registered Certificated Shares

Stockholders whose shares are held in certificate form will receive a transmittal letter from our transfer agent, Empire Stock Transfer, as soon as practicable after the effective date of the Reverse Split.  The letter of transmittal will contain instructions on how to surrender certificate(s) representing pre-reverse stock split shares to the transfer agent.  No new shares will be issued until outstanding certificate(s) are surrendered, together with a properly completed and executed letter of transmittal, to the transfer agent.  Stockholders should not submit any certificate(s) until requested to do so.

Procedure for Effective Reverse Stock Split

As soon as is possible pursuant to the Securities Act and Nevada law, the Company will file an Amended Articles of Incorporation with the Secretary of State of the State of Nevada to amend its existing Articles of Incorporation.  The Reverse Split will become effective on the date of filing the Amended Articles of Incorporation, which is referred to as the “Effective Date.”  Beginning on the Effective Date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.  The text of the Amended Articles of Incorporation is set forth in Appendix A to this Information Statement.  The text of the Amended Articles of Incorporation is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Nevada and as the Board of Directors deems necessary and advisable to effect the Reverse Split.

Certain Risk Factors Associated with the Reverse Stock Split

Implementation of the Reverse Split entails various risks and uncertainties, including but not limited to the following:

•
There can be no assurance that the market price per share of the Common Stock after the Reverse Split will remain unchanged or increase in proportion to the reduction in the number of shares of the Common Stock outstanding before the Reverse Split.  Accordingly, the total market capitalization of the Company after the Reverse Split may be lower than the total market capitalization before the Reverse Split;

•	After the Reverse Split is effected, if the market price of the Common Stock declines, the percentage may be greater than would occur in the absence of a Reverse Split;
•
There can be no assurance that the Reverse Split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds.  As a result, the trading liquidity of the Common Stock may not necessarily improve; and

•	The reduced number of shares that would be outstanding after the Reverse Split could adversely affect the liquidity of the Common Stock.

Authorized Shares

As of the Record Date, the Company has 1,000,000,000 shares of common stock, par value $.001, of which 632,892,868 shares of common stock were outstanding.  Authorized but un-issued shares of Common will be available for issuance, and the Company may issue such shares in the future.  If the Company issues additional shares of Common Stock, the ownership interest of holders of the Common Stock will be diluted.

Accounting Matters

The Reverse Split will not affect the par value of the Common Stock.  As a result, as of the effective time of the Reverse Split, the stated capital attributable to the Common Stock on the Company’s balance sheet will be reduced proportionately based on the Reverse Split ratio of one for twenty, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced.  The per share net income or loss and net book value of the Common Stock will be restated because there will be fewer shares of the Common Stock outstanding.

Potential Anti-Takeover Effect

Although the increased proportion of un-issued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the Reverse Split proposal is not being undertaken in response to any effort of which the Board of Directors is aware to accumulate shares of the Common Stock or obtain control of the  Company.  Other than the Reverse Split, the Board of Directors does not currently contemplate the adoption of any other amendments to the Articles of Incorporation that could be construed to affect the ability of third parties to take over of change the control of the Company.

No Appraisal Rights

Under Nevada law, the Company’s stockholders are not entitled to appraisal rights with respect to the Reverse Split, and the Company will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material federal income tax consequences of the Reverse Split.  This discussion is based on the Internal Revenue Code, the Treasury Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and all other applicable authorities as of the date of this document, all of which are subject to change (possibly with retroactive effect).  This discussion does not describe all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules (such as dealers in securities, financial institutions, insurance companies, tax-exempt organizations, foreign individuals and entities, and persons who acquired their Common Stock as compensation).  In addition, this summary is limited to stockholders that hold their Common Stock as capital assets.  This discussion also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

ACCORDINGLY, EACH STOCKHOLDER IS STRONGLY URGED TO CONSULT WITH A TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE REVERSE SPLIT.

No gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the Reverse Split.  The aggregate tax basis of the post-reverse stock split shares received in the Reverse Split will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefore.  The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the Reverse Split.

The tax treatment of each stockholder may vary depending upon the particular facts and circumstances of such stockholder.  Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to all of the potential tax consequences of the Reverse Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information, as of November 10, 2011, concerning shares of Common Stock of the Company held by (i) each stockholder known by the Company to beneficially own more than five percent of the common stock, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) all directors and executive officers of the Company as a group:

Name and Address	Position	Number of Common Shares Beneficially Owned(1)	Percent of Common Shares Outstanding
Malcolm Stevens c/o Spartan Gold Ltd. 13951 N. Scottsdale Rd. Suite 233 Scottsdale, Arizona 85254	Chief Executive Officer and Director	375,554,700(2)	56.48%
Mihailo Gavrilovic c/o Spartan Gold Ltd. 13951 N. Scottsdale Rd. Suite 233 Scottsdale, Arizona 85254	Chief Operating Officer and Director	4,000,000	0.60%
William H. Whitmore, Jr. c/o Spartan Gold Ltd. 13951 N. Scottsdale Rd. Suite 233 Scottsdale, Arizona 85254	President, Chief Financial Officer and Director	4,000,000	0.60%
All of our Directors and Officers as a Group (3 persons)		383,554,700	57.69%

(1)
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(2)
Includes (i) 340,805,200 shares of Common Stock and (ii) warrants to purchase 30,749,500 share of common stock at an exercise price of $0.10 held by Sphere Resources, Inc., for which Malcolm Steven possesses voting and investment power.  Sphere Resources, Inc.’s mailing address is 204 Black Street, #300, Whitehorse, British Columbia Y1A2M9.

OTHER MATTERS

There is no other business to be transacted by written consent in lieu of a special meeting to which this Information Statement pertains.

ADDITIONAL INFORMATION

The Company is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company’s filings are also available to the public on the SEC’s website (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

The Company’s Contact Information:

All inquiries regarding the Company should be addressed to our principal executive offices:

Spartan Gold, Ltd.
13951 N. Scottsdale Road
Suite 233
Scottsdale, Arizona 85254
Tel: (602) 904-5411
Attn: William H. Whitmore, President.

November 16, 2011

/s/ Malcolm Stevens
Malcolm Stevens
Chief Executive Officer and Chairman of the Board